Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 3, 2023, with respect to (1) the consolidated financial statements of Orange S.A. and its subsidiaries as of and for the years ended December 31, 2022 and 2021 and the adjustments to the 2020 consolidated financial statements to retrospectively apply the change in accounting with respect to the IFRS IC agenda decision concerning IAS 19 "Employee Benefits" described in Note 21, and (2) the effectiveness of internal control over financial reporting, incorporated in this Registration Statement by reference, and to the reference to our firm under the heading "Experts" in this Registration Statement.

Paris-La Défense

December 7, 2023

/s/ KPMG S.A.

Represented by Jacques Yves PIERRE